Exhibit 10.1
EMPLOYMENT AGREEMENT FOR AN INDEFINITE PERIOD OF TIME
The undersigned:
1.ORLACO PRODUCTS BV, a private limited liability company with its registered and business office at Albert Plesmanstraat 42, 3772 MN Barneveld, duly represented for this purpose by Ms N. Noblet, hereinafter referred to as the ‘Employer’;
and
2.Mr VIVEK SHEEL ANAND, born on September 20, 1973, residing at [Personal address omitted pursuant to Item 601(a)(6) of Regulation S-K], hereinafter referred to as the ‘Employee’;
Hereinafter jointly referred to as: the ‘Parties’ and each individually as ‘Party’
whereas:
(A)the Employer is part of a group of companies for which SRI Delaware Holdings LLC (‘SRI’) is the ultimate shareholder;
(B)Exploitatiemaatschappij De Berghaaf BV, a private limited company whose registered office is in Barneveld, the Netherlands, at Albert Plasmanstraat 42 (‘EMDB’) is the sole shareholder of Employer;
(C)on its turn, Stoneridge BV, a private limited company whose registered office is in Barneveld, the Netherlands, at Albert Plasmanstraat 42 (‘Stoneridge’) is the sole shareholder of EMDB;
(D)SRI is the sole shareholder of Stoneridge;
(E)Employer, EMDB, Stoneridge and their affiliates will be referred to for the purpose of this employment agreement (‘Agreement’) as ‘Group Companies’;
(F)by signing this Agreement, the Employee expressly declares that entering into and performing this agreement does not breach any obligations to a former employer or any third party, including but not limited to confidentiality, non-competition, or non-solicitation clauses;
(G)this Agreement is entered into subject to the suspensive condition that the Employee has the right to work in the Netherlands without any restrictions. If applicable, a valid and relevant combined work and residence permit (GVVA: gecombineerde vergunning voor verblijf en arbeid) has been issued, that allows the Employee to work in the Netherlands;
(H)no collective bargaining agreement (‘CLA’) applies to this Agreement. The Parties have determined that neither the CLA Metalektro nor the CLA Metalektro Hoger Personeel or any of the CLA’s Metaal en Techniek is applicable in view of the fact that with the signing of this Agreement, Employee will hold a position above the level of the salary groups included in the CLA Metalektro and CLA’s Metaal en Techniek and in regard of the CLA Metalektro Hoger

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Personeel, Employee will be directly involved in determining the corporate policy of the Employer, with the result that this CLA is also not applicable.
declare that they have entered into the following agreement and that they wish to lay down in writing the terms of employment agreed between them as follows:
1.COMMENCEMENT, TERM AND TERMINATION
1.1The Employer shall employ the Employee from November 2, 2026, and this Agreement has been entered into for an indefinite period of time.
1.2The Agreement may be terminated at the end of a calendar month, by either Party by notice given in writing, with the period of notice to be observed by the Employer being equal to twelve (12) months and the period of notice to be observed by the Employee being six (6) months.
1.3Termination of this Agreement shall be subject to the provisions of Article 7:667 to 7:686a of (Section 9 of) Title 7.10 of the Dutch Civil Code.
1.4In the event of termination of the Employee’s employment, the Executive Severance Plan separately agreed with the Employee, including any future amendments thereto, shall apply, provided that the Employee satisfies the eligibility conditions set out in such Executive Severance Plan, and shall form an integral part of this Agreement. The provisions of the Executive Severance Plan shall apply in addition to the provisions of this Agreement. In the event of any conflict or inconsistency between the provisions of this Agreement and the Executive Severance Plan, the provisions of the Executive Severance Plan shall prevail.
1.5The Agreement shall in any event end automatically on the day on which the Employee reaches retirement age in accordance with the Dutch General Old Age Pensions Act (AOW: Algemene Ouderdomswet), without prior notice being required.
2.RESOLUTIVE CONDITION
If the Employee loses the right to work in the Netherlands without any restrictions, the Agreement will dissolve with immediate effect as soon as the Employee loses the right to work in the Netherlands without any restrictions. If the resolutive condition in this clause is not legally valid, Parties agree that if a situation occurs as described herein, this should be regarded as a reasonable ground for termination of the Agreement as provided for in Article 7:669 DCC.
3.JOB, JOB DESCRIPTION, PLACE OF WORK
3.1The Employee’s position shall be that of Vice President Commercial Strategy & Global Sales, in which capacity the Employee shall be charged with the duties described in the appendix hereto.
3.2If considered necessary with a view to ensuring proper business operations or if otherwise required in the Group Companies’ best interests, the Employer may instruct the Employee - on a temporary or permanent basis - to perform duties other than as stated in the Employee’s job description, provided that such other duties can reasonably be required given the Employee’s

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status and circumstances. The Employer may amend the Employee’s terms of employment to reflect any such change.
3.3The Employee shall perform his contractual duties for at least four (4) days per week at the Employer’s offices at Barneveld, the Netherlands or at any other location in the Netherlands if this is required for performing contractual duties, unless the Employee is travelling to another office of the Group Companies within or outside Europe. The Employee accepts that the Employee may be instructed to work at any other location if the Employer considers this in the best interests of the Employee’s job performance or the company’s business operations.
3.4The Employee is permitted to work from home one (1) day per week. However, the Employee accepts that Employee may be instructed to work at a location other than home if the Employer considers it to be in the interest of Employee's job performance or the Company's business operations.
4.THE EMPLOYEE’S OBLIGATIONS
4.1The Employee agrees to exercise all due care generally required of employees, to fulfil the Employee’s duties to the best of his ability, and to do or refrain from anything which an employee acting with due care should do or refrain from in similar circumstances.
4.2When fulfilling his duties, the Employee shall duly observe and promptly comply with all guidelines, instructions and assignments issued and given by or on behalf of the Employer, including but not limited to the guidelines and instructions in the framework of the working conditions legislation.
4.3The Employee shall fully cooperate with all measures intended to enhance the knowledge, expertise, productivity and/or representativeness, all measures taken in the interest of the Employee’s health or that of other employees of the Employer and/or third parties, as well as all measures taken in the field of insurance, social insurance and/or taxation.
4.4The Employee shall give the Employer timely notice of any changes in the Employee’s personal data that can reasonably be expected to be significant to the Employer. The Employee is fully responsible for the consequences of not passing on any such changes to the Employer or for any failure to do so in a timely fashion.
5.WORKING HOURS AND OVERTIME
5.1The Employee’s normal working hours are 40 hours per week (Mondays to Fridays).
5.2The hours stated above merely reflect the minimum number of hours to be worked by the Employee. If the company’s interests so require, such to be determined at the Employer’s sole discretion, the Employee may be required to work overtime, over and above the hours stated in this Article.

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6.WAGES AND ANNUAL INCENTIVE PLAN
6.1The Employee shall earn a gross yearly salary of € 330,000. Holiday allowance is considered part of this salary. The salary will be paid in twelve (12) equal gross monthly instalments of € 27,500 each, at the end of each calendar month by bank transfer, minus the legally required and contractually agreed deductions.
6.2The Employee is eligible for a base salary review no later than January 2027, provided Employee’s start date is on or before October 1, 2026. Any changes will be made at the sole discretion of the Compensation Committee of Stoneridge’s Board of Directors.
6.3Given the nature of the Employee’s position, the remuneration for any hours worked overtime is expressly deemed included in the Employee’s salary as referred to in this paragraph.
6.4The Employee is entitled to participate in the Annual Incentive Plan (‘AIP’) with a target of 50% of base salary for each fiscal year running from January 1st to December 31st, subject to approval by the Compensation Committee. The conditions for the bonus program are subject to change from time to time. Details pertainging to these schemes are annually reviewed and agreed upon by the Compensation Committee of the Stoneridge Board of Directors. In case the Employee becomes eligible after January 1st in the first year of employment, participation in the AIP will be prorated. Employee must be employed as of October 1st of the AIP year in order to be eligible for prorated payment in that year. If the Employee is not employed by the Employer on the date of payment to receive the payout under the AIP, the employee will not be entitled to a payment under the AIP.
6.5If granted, any payment under the AIP will be paid to the Employee into the latter’s bank account in the month following that in which the Compensation Committee has approved such payment.
6.6The granting of a bonus in any given year does not create a precedent for any subsequent years.
7.LONG-TERM INCENTIVE PLAN
7.1The Employee is eligible participate in the company’s Long-Term Incentive Plan (‘LTIP’) in the next regular annual grant following the hire date with an award value targeted at 50% of the Employee's base salary, subject to the approval of the Compensation Committee.
7.2Details regarding vesting and payment is governed by the Grant Agreement and Long-Term Incentive Plan Document, which may change from time to time, per the Compensation Committee.
8.SIGN-ON BONUS
8.1The Employee will be eligible for a sign-on bonus in the total gross amount of €50,000 (‘the Sign-On Bonus’). Subject to the conditions set out below, the Sign-On Bonus is intended to be paid in the first pay cycle following the commencement date of this Agreement.
8.2The payment of the installment of the sign-on bonus is subject to applicable taxes and statutory deductions in accordance with local tax regulations.

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8.3The Sign-On Bonus shall be repayable in full by the Employee if: (i) the Employee resigns or otherwise gives notice to terminate this Agreement; or (ii) this Agreement is terminated by a summary dismissal, in each case within one (1) year following the commencement date of this Agreement.
9.SPECIAL EQUITY GRANT
The Employee shall be eligible to receive a one-time special equity grant consisting of time-based Stoneridge Shares with an aggregate value equivalent to € 150,000. Such grant shall be awarded as soon as reasonably practicable following the commencement date of this Agreement, subject to the terms and conditions of the applicable equity incentive plan and any related grant documentation. The awarded shares shall vest on the date falling one (1) year after the applicable grant date, provided that the Employee remains continuously employed by the Employer or its affiliated group until such vesting date.
10.RELOCATION SUPPORT
The Employee shall be eligible for reasonable relocation support in connection with the Employee’s relocation from Belgium to the Netherlands. Such support may include, among other customary relocation services, temporary housing arrangements, home-search assistance and related executive relocation services, subject at all times to the Employer’s prior approval regarding the nature, scope and costs of such support. The extent and duration of the relocation support shall be determined by the Employer at its reasonable discretion and may be subject to additional conditions or guidelines communicated by the Employer from time to time.
11.TAX PREPARATION SUPPORT
The Employee shall be eligible for reimbursement or provision of reasonable tax preparation support in connection with the Employee’s Dutch income tax filings (in Dutch: belastingaangifte) for one (1) tax year following commencement of employment. In case the Employee’s cross-border transition or tax position has not yet been fully regularised within such period, this support may be extended for one (1) additional tax year, at the sole discretion of the Employer. Any tax preparation support shall be subject to the Employer’s prior approval regarding the scope of the services and the associated costs.
12.HOLIDAY AND LEAVE ENTITLEMENT
12.1The Employee is entitled to 25 holidays per calendar year, for a full-time working week of 40 hours. If the Agreement has not lasted a full year and/or if the Employee works part-time, the number of holidays shall be reduced on a pro-rata basis.
12.2In deviation of Section 7:638(2) of the Dutch Civil Code, all holidays must be taken in consultation with and after prior approval of the Employer.
12.3All holidays should, as far as possible, be taken during the calendar year in which they accrue.
12.4All holidays taken by the Employee in excess of the number of days to which the Employee is entitled shall be deducted from future holiday entitlements. If it appears at the end of the

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Agreement that the Employee has taken more holidays than the number accrued under the Agreement, the Employee shall financially compensate the Employer based on the calculation principles set out in Section 7:641(1) of the Dutch Civil Code.
12.5In addition to the entitlement to holiday as described above, the Employee shall be entitled to paid leave on public holidays. These public holidays are: New Year's Day, Good Friday, Easter Sunday and Easter Monday, King's Day (27 April), Ascension Day, Pentecost Sunday and Monday, Christmas Day and Boxing Day. This entitlement only applies to the extent said holidays coincide with the Employee's customary working hours, being on days on which the Employee would typically perform duties.
12.6Provided the relevant conditions are met, the Employee may, subject to circumstances, be entitled to fully or partly paid leave under the Work and Care Act (in Dutch: Wet Arbeid en Zorg (WAZO)). This concerns the following types of leave:
•pregnancy and maternity leave (Articles 3.1 and 3.1a WAZO);
•(extended) childbirth leave (Articles 4.2 and 4.2a WAZO);
•adoption and/or foster care leave (Article 3.2 WAZO);
•emergency/contingency and/or other brief leave of absence (Article 4.1 WAZO);
•short-term care leave (Article 5.1 WAZO), and
•parental leave (Article 6.1 WAZO).
13.EXPENSES
13.1Reasonable business expenses and intermediary costs reasonably incurred by the Employee on behalf of the Employer will be reimbursed on a monthly basis on presentation of invoices and receipts, insofar as the costs have been approved in advance and in writing by the Employer.
13.2The Employer will not meet any additional costs incurred by the Employee in relation to working from home.
14.RESOURCES
14.1The Employer will place at the disposal of the Employee a (mobile) telephone, which is necessary to properly fulfil the Employee’s duties.
14.2The Employer shall also provide, free of charge, a computer and peripheral equipment, which is necessary to properly fulfil the Employee’s duties, and place these at the Employee’s disposal for as long as the Employee effectively works for the Employer.
14.3If the Employee is prevented from fulfilling the Employee’s duties for a period of more than two (2) consecutive months for whatever reason – suspension, illness, or incapacity included -, or if, as a result of a change of duties a mobile phone/fax and/or computer are no longer necessary for the proper performance of the duties, the Employee shall, at first request, return the mobile phone/fax and/or the computer plus peripheral equipment in a good state of repair. If the mobile phone and/or computer is secured with a password, the Employee undertakes to undo this or to provide the Employer with said password(s) within 24 hours after the Employer’s first request.

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The Employer shall not be liable to compensate the Employee in any way for the consequent loss of said mobile phone/fax and/or computer for private use.
14.4The Employer reserves the right to suspend or terminate the Employee’s access to the Group Companies’ IT systems, including but not limited to email, internal networks, and other digital resources, if the Employer determines that such access is no longer necessary for the proper performance of the Employee’s duties. The Employer shall not be liable for any damages, losses, or inconveniences arising from the suspension or termination of such access.
15.TRAVEL EXPENSES
15.1To compensate the Employee for any use of the Employee’s own car in the performance of duties under this Agreement, the Employer shall pay the Employee the maximum tax-free allowance per kilometre driven on business upon proper submission by the Employee of a relevant written statement of expenses.
15.2The allowance paid in this regard also serves to cover the costs of taking out appropriate insurance providing cover not only against loss or damage caused by the Employee to third parties, but also against property damage and personal injury sustained by the Employee as a result of any accident involving the Employee’s car.
15.3When electing to receive an allowance for the use of a private car for business trips, the Employee is required to take out the insurance referred to in the previous paragraph.
15.4If the Employee is responsible for any work-related transportation of co-workers, or persons to be treated as such in the context of the performance of duties, the Employee shall take out personal injury protection insurance. Without such insurance, the Employee must refrain from such transportation.
16.ILLNESS AND INCAPACITY
16.1If the Employee becomes incapacitated as defined in Section 7:629 of the Dutch Civil Code, the Employer shall continue to pay the Employee 100% of the salary referred to in paragraph 6.1 for a maximum period of 52 weeks from the third day of incapacity. Following said 52-week period, the Employer shall pay the Employee 50% of the salary referred to in paragraph 6.1 for no more than 52 weeks. This continued payment obligation, as imposed on the Employer under Section 7:629(1) of the Dutch Civil Code, shall apply only if and insofar as the Employer is not released from said obligation pursuant to the provisions laid down in Sections 7:629(3) to (7) and (9) of the Dutch Civil Code.
16.2For purposes of this Article and Articles 13 (Expenses) and 14 (Resources), two (2) or more periods of incapacity with intervals of less than four (4) weeks shall be treated as a single period of incapacity.
16.3The Employee shall promptly comply with all instructions and guidelines issued by or on behalf of the Employer with respect to illness or incapacity.

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16.4The Employee shall not be entitled to any payment in excess of the statutory obligations under Section 7:629 of the Dutch Civil Code if the incapacity is the result of the Employee’s own fault or negligence.
16.5During the first two days of illness, the Employee shall not be entitled to any payment under this Article.
16.6When reporting sick the first time, the Employee shall inform the Employer whether the Employee is receiving (or has received) benefits under one of the acts WAO, WIA, Wajong or WAZ during the period of five years before entering into this Agreement, and as a result is entitled to a no-risk policy, or in the event the UWV, after having rejected the Employee’s WIA application, has confirmed in the rejection letter that the Employee is entitled to a no-risk policy in the event of new employment.
17.PENSION
17.1The Employee will be included in the Pension Fund for the Metalektro (Pensioenfonds PME). scheme.
17.2The Employer shall withhold the Employee’s share of the pension contribution for each salary payment in accordance with the relevant pension regulations.
17.3In the event the Employee participates in a pension scheme, the Employer reserves the right to decrease or discontinue its contributions under the pension scheme in the event of a drastic change of circumstances. In addition, Employer reserves the right to amend the pension agreement without the consent of the Employee, with reference to section 19 of the Dutch Pensions Act.
18.OTHER INSURANCE
18.1The Employer shall take out accident insurance for the Employee and provide the Employee with a copy of the policy. The Employer shall pay the insurance premiums.
18.2The Employer shall reimburse the costs of the mandatory Dutch health insurance policies (in Dutch: zorgverzekering) to be taken out by the Employee and the Employee’s spouse/partner in the Netherlands, subject to the prior written approval of the Employer regarding the scope and level of coverage and upon presentation of the relevant invoices and proof of payment. Reimbursement shall be limited to reasonable and customary premiums for standard Dutch health insurance coverage and shall not extend to any supplementary, international, private or other separate medical insurance policies unless expressly approved in writing by the Employer in advance.
19.PAYMENT OF COMPENSATORY DAMAGES
In deviation of the provisions laid down in the Dutch Civil Code, the Employee is under an obligation, if insured, to pay compensatory damages for any loss or damage inflicted in the performance of the Employee’s duties on the Employer or any third party towards whom the Employer is liable to pay damages, even if the loss or damage is not the result of any intentional

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act or omission (opzet) or any wilful recklessness (bewuste roekeloosheid) on the Employee’s part.
20.INTELLECTUAL PROPERTY RIGHTS
20.1The Employer is entitled, both in the Netherlands and abroad, to all intellectual and industrial property rights and claims arising from any copyrighted works and/or other products, including but not limited to documents, inventions, brands or designs, data collections, calculation methods, algorithms and research findings of whatever form or nature (hereinafter referred to as: the ‘Products’) created by the Employee in the course of this Agreement, irrespective of whether said Products were created during or outside the Employee’s regular working hours. Exempted from this entitlement are all copyrighted works without commercial value created by the Employee strictly in the private sphere and all products directly arising from any activity in respect of which the Employer has confirmed in writing that it has no commercial relevance to the company.
20.2Insofar as the Employer or the person in charge should not reasonably be deemed to be aware of the creation of a Product, during the term of the Agreement the Employee is obliged to inform the Employer at least every quarter of any Products that the Employee has created in the preceding quarter in the course of this Agreement which may give rise to any intellectual and industrial property rights or claims in the Netherlands or elsewhere; and, unless the Employer has given its prior permission to any disclosure, to refrain from disclosing any details of the Products created to any third parties and, hence, to treat these with the strictest confidentiality. The exception referred to in the previous paragraph shall also apply in this context.
20.3Insofar as necessary and possible, the Employee hereby assigns to the Employer at no charge and to the fullest extent possible all intellectual and industrial property rights in all Products of whatever form or nature created by the Employee in the course of this Agreement, regardless of whether the Employee has complied with the duty to inform as referred to in the previous paragraph. The Employer hereby accepts said assignment.
20.4The Employee hereby waives to the fullest extent possible any moral rights the Employee may assert with respect to the Products referred to in this Article.
20.5Insofar as the rights referred to in this Article are not already accorded to the Employer by law and/or under this Agreement, the Employee is under an obligation to assign said rights without delay to the Employer at no charge, both in the Netherlands and abroad, and to lend to the Employer at no charge any and all such cooperation as the Employer may require of the Employee with a view to the establishment, transfer, disposition, and enforcement of said rights accorded and/or transferred to the Employer.
20.6The Employer is not under any obligation to apply for legal protection of the rights accorded or assigned to the Employer.
20.7The Employee acknowledges that the Employee’s salary as referred to in paragraph 6.1 entails full financial compensation for the fact that the Employee is not entitled to the relevant intellectual and industrial rights.

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20.8The Employee is prohibited from disseminating and/or copying any works protected by the intellectual property rights referred to above and/or from using the same for promotional purposes, whether for the Employee’s own benefit or for that of others.
20.9The Employee is required to give his direct manager prompt notice on discovery of any potential infringement of the Employer’s intellectual or industrial property rights.
21.USE OF SOCIAL MEDIA
21.1The Employee is allowed to use social media, such as Facebook, X (formerly: Twitter), LinkedIn, blogs, to reasonable extent in the course of his duties, for both professional and personal purposes.
21.2In doing so, the Employee shall at all times act responsibly and ethically and shall not harm the Employer’s interests in any way whatsoever. In particular, the Employee shall refrain from publishing, using or referring to:
•any confidential information (as referred to in Article 23);
•any (personal) information regarding a (former) colleague;
•any confidential financial, commercial, personal and/or other information regarding any (potential) clients, suppliers and/or any other business relations of the Group Companies;
•any information on future or past activities of the Group Companies, irrespective of whether the Employee has participated in these activities;
•any negative comments or gossip regarding the Group Companies and/or any (former) colleagues.
21.3Any violation of the provisions of this Article may constitute a cause for summary dismissal.
22.ANCILLARY ACTIVITIES AND PAYMENTS FROM THIRD PARTIES
22.1During the hours when the Employee is required to perform duties for the Employer, the Employee is not allowed to perform paid or unpaid ancillary activities.
22.2Without the prior written permission of the Employer, the Employee shall not be allowed during the life of the Agreement to perform paid or unpaid ancillary activities outside the hours when the Employee is required to perform the contractual duties. The Employer shall only refuse permission in the event of an objective reason within the meaning of Article 7:653a (1) DCC. The Employer may attach conditions to granting permission.
22.3The Employee shall not accept any payments or other forms of consideration from third parties in connection with fulfilling the Employee’s duties for the Group Companies.
22.4Any violation of this Article may constitute a cause for summary dismissal.

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23.CONFIDENTIALITY
23.1Both during the term of this Agreement and after its termination, the Employee shall refrain from directly or indirectly disclosing in any form or manner whatsoever to any third parties, including any of the Employer’s other employees, any particulars pertaining or relating to the company, or to any customers, suppliers, or other business relations of the Group Companies, which the Employee may have learned through or in the context of the Employee’s employment, and which the Employee knows, or should within reason understand, are of a confidential nature or in which regard a duty of confidentiality was expressly imposed on the Employee.
23.2The Employee shall not – alone or with or through others – remove, dispatch, transmit to himself or third parties or allow any third parties to inspect, use or otherwise have access to any property belonging to the Group Companies, including but not limited to any notes, drawings, letters, formulas, other documents and/or any copies thereof, tools, designs, products manufactured or (copies of) computer files or other data carriers, unless the Employer has given prior written consent and insofar as necessary for the performance of the Employee’s duties, both consent and necessity to be demonstrated by the Employee.
23.3Any violation of this Article during the term of employment may constitute a cause for summary dismissal.
24.COMPANY PROPERTY
When this Agreement ends, or if and when the Employee is suspended or placed on leave of absence with full pay, or is otherwise prevented from fulfilling duties for whatever reason, the Employee shall leave behind or return without delay at first request any and all items belonging to the Employer, such as but not limited to electronic data carriers, as well as all correspondence, notes, drawings and other business documents or copies thereof, including any information stored on electronic data carriers. If the electronic data carrier(s) is secured with a password, the Employee undertakes to undo this or to provide the Employer with said password(s) within 24 hours after the Employer’s first request.
25.NON-COMPETITION CLAUSE
For a period of 12 months after termination of this Agreement – irrespective of how or why the Agreement was terminated – the Employee shall not in any way be directly or indirectly engaged in any of the following without the Employer’s prior written permission:
•to engage in any activity identical, similar or related to the activities undertaken by the Group Companies, whether for pay or otherwise and whether as an employee, as an independent agent, or together with any other person, institution, company or enterprise;
•to accept any paid or unpaid employment or have any other involvement with or interest in any person, institution, company or enterprise engaged in any activity competitive with, identical, similar or related to the activities undertaken by the Group Companies.

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26.NON-SOLICITATION CLAUSE
For a period of 12 months after termination of this Agreement – irrespective of how or why the Agreement was terminated – the Employee shall not, without the Employer’s prior written consent, in any way, directly or indirectly, initiate and/or maintain business relationships with any person, institution, company or enterprise, with whom:
i.the Employer has had a business relationship during the last two years prior to the end of this Agreement; and/or
ii.the Employee had contact on behalf of (one of the) Group Companies during the last two years prior to the end of this Agreement.
27.NON-RECRUITMENT CLAUSE
For a period of 12 months after termination of this Agreement – irrespective of how or why the Agreement was terminated – the Employee shall not in any way, directly or indirectly, whether for the Employee’s own benefit or for that of a third party, approach employees of the Group Companies with a view to inducing them to terminate their employment contracts with one of the Group Companies in order to work for the Employee or the third party concerned on the basis of an employment contract or otherwise, unless the Employee has obtained the Employer’s prior written permission to that end.
28.FUTURE DEVELOPMENTS
28.1Articles 25 and 26 shall remain in full force and effect even if the Employee’s job or job description as referred to in Article 3 undergoes any change as a result of or in connection with the Employee’s personal development or career development.
28.2This Article shall also apply in the event of any changes to the organisation or business operations of the Employer or any affiliates, it being understood that future entities affiliated with the Group Companies shall also fall within the scope of Articles 21 through 23 and Articles 25 through 27 and the applicable penalty clause of Article 29.
29.PENALTY CLAUSE
29.1In the event of any violation of the provisions of Articles 21, 22, 23 and/or 24, the Employer is authorised to impose on the Employee – in departure from the provisions of deviation of Sections 7:650(3) and 7:650(5) of the Dutch Civil Code – a penalty of € 50,000 per violation plus a penalty of € 5,000 for each day, or part of a day, that the violation continues, to the benefit of the Employer, all this without prejudice to the Employer’s right to demand full compensation for any damage/loss incurred instead of this penalty and without prejudice to any other rights the Employer may have pursuant to this Agreement.
29.2In the event of any violation of the provisions of Articles 25, 26 and/or 27, the Employee shall immediately, without a demand, notice of default or judicial intervention being required, forfeit to the Employer a penalty of € 50,000 per violation plus a penalty of € 5,000 for each day, or part of a day, that the violation continues, and – in departure from the provisions of Section 6:92 of the

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Dutch Civil Code – all this without prejudice to the Employer’s right to demand full compensation for any damage/loss incurred and to demand performance.
29.3Payment of any penalty hereunder shall not release the Employee from the Employee’s obligation to comply with the provisions set out in the relevant Articles.
30.INCORPORATION
30.1The personnel manual of Employer and the corporate policies of Employer and/or the Group Companies, including the Executive Officer Share Retention Guidelines, including any future amendments, form an integral part of this Agreement. The Employee has received (digital) copies of the relevant documents.
30.2The Executive Severance Plan and Change In Control Agreement, agreed separately with the Employee, including any future amendments, form an integral part of this Agreement. The Employee has received (digital) copies of the relevant documents.
31.UNILATERAL AMENDMENTS
The Employer reserves the right, within reason, to amend or supplement this Agreement and the associated agreements made between the Parties, if it is of the opinion that circumstances so require.
32.FINAL PROVISIONS
32.1This Agreement is governed by Dutch law.
32.2Any invalid provisions that this Agreement may contain will not affect any of the other provisions in the Agreement. The invalid provision shall be replaced by a new, valid provision which approximates as closely as possible the intentions that the Parties had with the invalid provision.
32.3The Employer shall deduct and pay to the Tax Authorities all payroll taxes (payroll tax and national insurance contributions (under the General Old Age Pensions Act (in Dutch: Algemene Ouderdomswet), the Surviving Dependents Act (in Dutch: Algemene nabestaandenwet) and the Long-Term Care Act (in Dutch: Wet langdurige zorg)). In addition, the Employer shall pay to the Tax Authorities the employee insurance premiums (under the Unemployment Insurance Act (in Dutch: Werkloosheidswet), the Sickness Benefits Act (in Dutch: Ziektewet), the Invalidity Insurance Act (in Dutch: Wet op de arbeidsongeschiktheidsverzekering) and the Work and Income (Capacity for Work) Act (in Dutch: Wet werk en inkomen naar arbeidsvermogen)). The Social Insurance Bank (in Dutch: Sociale Verzekeringsbank) is in charge of implementing national insurance schemes and paying out benefit thereunder, whereas the Employee Insurance Agency (in Dutch: Uitvoeringsinstituut Werknemersverzekeringen) is in charge of implementing employee insurance schemes and paying out benefits thereunder.
32.4All payments referred to in this Agreement shall be disbursed with due observance of the applicable tax legislation and deducting all amounts which the Employer is required to. Should the Tax and Customs Administration inspector decide at any time that the payments concerned do not fall under the so called targeted exemptions (gerichte vrijstellingen) or do not qualify as

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reimbursement of intermediary costs (intermediaire kosten), the payment(s) concerned will qualify as wages and the Employer will withhold payroll taxes and the amounts to be withheld will be deducted at the Employee’s expense. As of the time of any such decision, the payments concerned will be reduced to the level at which the payment falls under a targeted exemption, qualifies as reimbursement of intermediary costs, or no longer attaches to the work-cost budget (Werkkostenbudget) of the work-related costs scheme (Werkkostenregeling). The Employer shall not be liable to compensate the Employee in any way for any financial loss incurred in this connection.
32.5This Agreement constitutes the entire agreement made between the Parties with regard to the subject-matter hereof and supersedes any and all previous understandings and commitments agreed between the Employee and the Employer or any of the Group Companies or corporate bodies.
IN WITNESS WHEREOF, this Agreement was drawn up on 02.10.2026 and signed by the Parties in one original counterpart.

at Barneveld, the Netherlands	at [Waterloo]
__/s/ Natalia Noblet_________________ (the Employer) Orlaco Products BV p.p.: Ms N. Noblet	__/s/ Vivek Sheel Anand_______________ (the Employee) Mr Vivek Sheel Anand

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